Exhibit 99.1

Werner Enterprises Reports Second Quarter 2020 Results
Second Quarter 2020 Highlights (all metrics compared to second quarter 2019 unless otherwise noted)
•Total revenues of $569.0 million, down 9%
•Operating income of $52.8 million, down 10%; non-GAAP adjusted operating income of $57.7 million, down 3%
•Operating margin of 9.3%, flat year over year; non-GAAP adjusted operating margin of 10.1%, up 70 bps
•Diluted EPS of $0.56, down 9%; non-GAAP adjusted diluted EPS of $0.62, down 2%

OMAHA, Neb., July 29, 2020 -- Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, today reported financial results for the second quarter ended June 30, 2020.

“Despite the unprecedented and significant challenges of managing our business in a COVID-19 economy, our entire Werner team embraced these challenges and produced strong results in second quarter 2020,” said Derek J. Leathers, President and Chief Executive Officer. “Our front-line professional drivers and mechanics stepped up in a big way and ensured that essential goods were safely delivered on time and damage free. Our non-driver associates were careful to remain safe and healthy, while remaining productive and efficient.
“Our results in second quarter 2020 reflect freight demand in One-Way Truckload and Logistics that was lower than the same period a year ago. In April 2020, the impact of some customers closing or significantly curtailing their businesses caused a weakness in freight volumes. By mid-May and into June, many of these customers began to reopen their businesses which improved freight volumes as the quarter progressed. Thus far in July 2020, One-Way Truckload demand is relatively strong and higher than July 2019.

“We proactively managed and adapted our fleet and cost structure without compromising outstanding service. This enabled us to minimize the impact of the softer freight market on our results.

“Our freight base is designed to effectively manage through a more difficult economic environment, as a significant portion of our revenues comes from delivering essential goods and products. Revenues from our top 100 customers were 86% of our total revenues in the first half of 2020, and 64% of those revenues were from the discount retail, home improvement retail, food and beverage and consumer packaged goods verticals.”

Total revenues for the quarter decreased $58.6 million to $569.0 million versus the prior year quarter, primarily attributable to lower fuel surcharge and Logistics revenues.

Operating income of $52.8 million decreased $5.6 million, or 10%. Operating margin of 9.3% was flat, despite the more challenging freight and rate market in One-Way Truckload and Logistics. Our GAAP results included $3.7 million, or four cents per share, of additional depreciation expense related to a change in estimated life of certain trucks expected to be sold in 2020 (previously disclosed in first quarter 2020). On a non-GAAP basis, adjusted operating income of $57.7 million decreased $1.5 million, or 3%. Adjusted operating margin of 10.1% improved 70 basis points from 9.4% for the same quarter last year.

Werner Enterprises, Inc. - Release of July 29, 2020

Interest expense of $1.2 million was $0.3 million lower, due to lower average borrowings. The effective income tax rate during the quarter was 24.8% compared to 25.2% in second quarter 2019. The current quarter tax rate was slightly lower than our expected range of 25% to 26% because of favorable discrete income tax items.

Net income of $39.1 million decreased 10%. On a non-GAAP basis, adjusted net income declined 3% to $42.8 million compared to $43.9 million for the same quarter last year. Diluted earnings per share (EPS) for the quarter of $0.56 decreased 9%. On a non-GAAP basis, adjusted diluted EPS of $0.62 decreased 2% compared to $0.63 in second quarter 2019.

Key Consolidated Financial Metrics

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands, except per share amounts)	2020	2019	Y/Y Change	2020	2019	Y/Y Change
Total revenues	$568,959	$627,533	(9)%	$1,161,662	$1,223,650	(5)%
Truckload Transportation Services revenues	445,053	479,959	(7)%	909,916	942,850	(3)%
Werner Logistics revenues	110,163	130,883	(16)%	222,327	248,253	(10)%
Operating income	52,818	58,442	(10)%	83,884	106,461	(21)%
Operating margin	9.3%	9.3%	— bps	7.2%	8.7%	(150) bps
Net income	39,132	43,318	(10)%	62,190	79,404	(22)%
Diluted earnings per share	0.56	0.62	(9)%	0.89	1.13	(21)%

Adjusted operating income (1)	57,695	59,209	(3)%	94,973	108,378	(12)%
Adjusted operating margin (1)	10.1%	9.4%	70 bps	8.2%	8.9%	(70) bps
Adjusted net income (1)	42,765	43,891	(3)%	70,451	80,837	(13)%
Adjusted diluted earnings per share (1)	0.62	0.63	(2)%	1.01	1.15	(12)%
(1) See GAAP to non-GAAP reconciliation schedule.

Truckload Transportation Services (TTS) Segment
•Revenues of $445.1 million decreased $34.9 million
•Operating income of $51.2 million decreased $0.4 million, or 1%; non-GAAP adjusted operating income of $56.1 million increased $3.7 million, or 7%
•Operating margin of 11.5% increased 70 basis points from 10.8%; non-GAAP adjusted operating margin of 12.6% increased 170 basis points from 10.9%
•Average segment trucks in service totaled 7,762, a decrease of 175 trucks year over year
•Dedicated unit trucks at quarter end totaled 4,535, or 59% of the total TTS segment fleet, compared to 4,580 trucks, or 58%, a year ago

Revenues decreased $34.9 million due to a $28.3 million decrease in fuel surcharge revenues and a 2.2% decrease in average trucks in service, partially offset by a 1.1% increase in average revenues per truck. The average revenues per truck increase was due primarily to an increase in average revenues per total mile, partially offset by a decline in average miles per truck. The increase in average revenues per total mile was due primarily to relative strength in Dedicated pricing, partially offset by a 1.9% decrease in One-Way Truckload pricing. The percentage decrease in One-Way Truckload average revenues per total mile was lower than anticipated, due to the improving freight market in May and June 2020.

In our Dedicated fleet, freight demand remained strong in second quarter 2020. Approximately three-quarters of our Dedicated revenues are with essential products customers, and their freight volumes were generally strong during second quarter 2020. A few Dedicated customers were more significantly impacted by COVID-19 and had lower volumes. Our Dedicated truck count temporarily declined by 150 trucks from first quarter 2020 to second quarter 2020 due to customers impacted by COVID-19, a lack of new business implementations in second quarter 2020 and lower driver availability. We expect Dedicated new business implementations to begin to pick up in third quarter 2020 as businesses reopen.

Werner Enterprises, Inc. - Release of July 29, 2020

In second quarter 2020, TTS company truck miles decreased by approximately 2.5 million miles, and independent contractor miles decreased by approximately 3.9 million miles.

Comparisons of key financial metrics for the TTS segment, including operating ratios (actual and net of fuel surcharge revenues), are shown below. Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the TTS segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period.

Key Truckload Transportation Services Segment Financial Metrics

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands)	2020	2019	Y/Y Change	2020	2019	Y/Y Change
Trucking revenues, net of fuel surcharge	$406,834	$411,460	(1)%	$815,932	$809,151	1%
Trucking fuel surcharge revenues	34,208	62,533	(45)%	85,249	120,710	(29)%
Non-trucking and other revenues	4,011	5,966	(33)%	8,735	12,989	(33)%
Total revenues	$445,053	$479,959	(7)%	$909,916	$942,850	(3)%

Operating income	51,225	51,665	(1)%	80,314	94,618	(15)%
Operating margin	11.5%	10.8%	70 bps	8.8%	10.0%	(120) bps
Operating ratio	88.5%	89.2%	(70) bps	91.2%	90.0%	120 bps

Adjusted operating income	56,102	52,432	7%	91,403	96,535	(5)%
Adjusted operating margin	12.6%	10.9%	170 bps	10.0%	10.2%	(20) bps
Adjusted operating ratio	87.4%	89.1%	(170) bps	90.0%	89.8%	20 bps
Adjusted operating ratio, net of fuel surcharge	86.3%	87.4%	(110) bps	88.9%	88.3%	60 bps

Werner Logistics Segment
•Revenues of $110.2 million decreased $20.7 million, or 16%
•Gross margin of 15.7% decreased 40 bps
•Operating income of $3.1 million decreased $2.0 million, or 39%
•Operating margin of 2.8% decreased 120 bps

Truckload Logistics revenues (60% of total Logistics revenues) declined 24% due to a softer freight market, which reduced volumes by 9%. Lower rates and lower fuel prices reduced all-in Truckload Logistics revenue per load by 15%. Intermodal revenues declined 10%, while International revenues increased 20%.

The gross margin percentage decreased 40 bps to 15.7% due primarily to a softer freight market and contractual brokerage sustaining a rising cost of capacity in May and June 2020. The logistics operating margin declined 120 bps to 2.8% as the 18% decline in gross profit exceeded the 11% decline in other operating expenses.

Werner Enterprises, Inc. - Release of July 29, 2020

Key Werner Logistics Segment Financial Metrics

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands)	2020	2019	Y/Y Change	2020	2019	Y/Y Change
Total revenues	$110,163	$130,883	(16)%	$222,327	$248,253	(10)%
Rent and purchased transportation expense	92,842	109,836	(15)%	188,774	206,856	(9)%
Gross profit	17,321	21,047	(18)%	33,553	41,397	(19)%
Other operating expenses	14,182	15,865	(11)%	29,329	31,504	(7)%
Operating income	3,139	5,182	(39)%	4,224	9,893	(57)%
Gross margin	15.7%	16.1%	(40) bps	15.1%	16.7%	(160) bps
Operating margin	2.8%	4.0%	(120) bps	1.9%	4.0%	(210) bps

Cash Flow and Capital Allocation
Cash flow from operations in second quarter 2020 was $154.0 million compared to $81.6 million in second quarter 2019, an increase of 89%, due primarily to an improvement in certain working capital items.

Net capital expenditures in second quarter 2020 were $88.8 million compared to $79.0 million in second quarter 2019, an increase of 12%. We plan to continue to invest in new trucks and trailers and our terminals to improve our driver experience, increase operational efficiency and more effectively manage our maintenance, safety and fuel costs. The average age of our truck fleet remains low by industry standards and was 2.0 years as of June 30, 2020.

Gains on sales of equipment in second quarter 2020 were $0.9 million, or $0.01 per share, compared to $4.5 million, or $0.05 per share, in the prior-year quarter. Year over year, we sold 20% fewer trucks and 23% fewer trailers, and we realized significantly lower average gains per truck and slightly lower average gains per trailer. Pricing in the market for our used trucks was weak in second quarter 2020 due to low demand. As a reminder, gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.
We did not repurchase shares of our common stock in second quarter 2020. As of June 30, 2020, we had 4.0 million shares remaining under our share repurchase authorization.

We repaid $75 million of debt in second quarter 2020 and had $175 million of debt outstanding as of June 30, 2020. As of June 30, 2020, we had $65 million of cash and over $1.1 billion of stockholders’ equity.

Werner Enterprises, Inc. - Release of July 29, 2020

2020 Guidance Metrics and Assumptions
The following table summarizes our updated 2020 guidance and assumptions:

2020 Guidance	Prior Annual Guidance (as of 4/28/20)	2Q20 Actual (as of 6/30/20)	Current Annual Guidance (as of 7/29/20)	Commentary
TTS truck growth from Y/E 2019 to Y/E 2020	(5)% to 0%	(4)%	(3)% to (1)%	Dedicated fleet startups in 2H20, social distancing continues at driver schools
Gains on sales of equipment	No guidance	$0.9M (2Q20)	No guidance	Gains in line with internal goals, used truck demand slightly improving, difficult to predict 2H20
Net capital expenditures	$260M to $300M	$107.6M (1H20)	$260M to $300M	OEM new truck delivery delays in 1H20, catch up in 2H20
One-Way Truckload RPTM Guidance	1H20 vs 1H19 Guidance	1H20 vs 1H19 Actual	2H20 vs 2H19 Guidance
One-Way Truckload RPTM	(7)% to (5)%	(2.7)%	(1)% to 2%	1H20: outperformance due to freight market improvement in May/June 2H20: assumes no round 2 of stay-at-home order programs in 2H20
Assumptions
Effective tax rate	25% to 26%	24.8% (2Q20)	24.5% to 25.5%
Truck age Trailer age	Low “2” years Low-to-mid “4” years	2.0 years 4.1 years	2.0 years Low-to-mid “4” years

Our liability insurance policies renew on August 1, 2020. As a result of the tightening of capacity in the commercial trucking insurance markets, we currently expect the premiums for these policies to increase by at least $7 million on an annual basis, noting that policy coverages and rates are not yet finalized. We also expect to continue to be responsible for the first $10.0 million per claim under these new policies.

Werner Enterprises, Inc. - Release of July 29, 2020

Conference Call Information
Werner Enterprises, Inc. will conduct a conference call to discuss second quarter 2020 earnings today beginning at 4:00 p.m. CT. The news release, live webcast of the earnings conference call, and accompanying slide presentation will be available at www.werner.com in the “Investors” section under “News and Events” and then “Webcasts & Presentations.” To participate on the conference call, please dial (844) 701-1165 (domestic) or (412) 317-5498 (international). Please mention to the operator that you are dialing in for the Werner Enterprises call.
A replay of the conference call will be available on July 29, 2020 at approximately 6:00 p.m. CT through August 29, 2020 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and using the access code 10137241. A replay of the webcast will also be available at www.werner.com in the “Investors” section under “News and Events” and then “Webcasts & Presentations.”
About Werner Enterprises
Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and expedited van; and temperature-controlled. The Werner Logistics portfolio includes truck brokerage, freight management, intermodal, international and final mile services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.
Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the period ended March 31, 2020.
For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.

Contact:
John J. Steele
Executive Vice President, Treasurer
and Chief Financial Officer
(402) 894-3036
Source: Werner Enterprises, Inc.

Werner Enterprises, Inc. - Release of July 29, 2020

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
	$	%	$	%	$	%	$	%
Operating revenues	$568,959	100.0	$627,533	100.0	$1,161,662	100.0	$1,223,650	100.0
Operating expenses:
Salaries, wages and benefits	194,981	34.3	206,001	32.8	400,978	34.5	408,800	33.4
Fuel	30,677	5.4	61,064	9.7	79,448	6.8	117,202	9.6
Supplies and maintenance	43,343	7.6	44,371	7.1	89,064	7.7	90,056	7.4
Taxes and licenses	23,953	4.2	23,643	3.8	46,803	4.0	46,544	3.8
Insurance and claims	25,789	4.5	20,992	3.4	61,853	5.3	43,701	3.6
Depreciation	67,670	11.9	61,437	9.8	136,507	11.8	122,196	10.0
Rent and purchased transportation	120,704	21.2	146,176	23.3	247,146	21.3	279,012	22.8
Communications and utilities	3,536	0.6	3,903	0.6	7,344	0.6	7,914	0.6
Other	5,488	1.0	1,504	0.2	8,635	0.8	1,764	0.1
Total operating expenses	516,141	90.7	569,091	90.7	1,077,778	92.8	1,117,189	91.3
Operating income	52,818	9.3	58,442	9.3	83,884	7.2	106,461	8.7
Other expense (income):
Interest expense	1,161	0.2	1,429	0.2	2,752	0.2	2,287	0.2
Interest income	(377)	(0.1)	(989)	(0.1)	(1,003)	(0.1)	(1,892)	(0.2)
Other	23	—	58	—	68	—	(58)	—
Total other expense (income)	807	0.1	498	0.1	1,817	0.1	337	—
Income before income taxes	52,011	9.2	57,944	9.2	82,067	7.1	106,124	8.7
Income tax expense	12,879	2.3	14,626	2.3	19,877	1.7	26,720	2.2
Net income	$39,132	6.9	$43,318	6.9	$62,190	5.4	$79,404	6.5
Diluted shares outstanding	69,435		69,893		69,531		70,229
Diluted earnings per share	$0.56		$0.62		$0.89		$1.13

Werner Enterprises, Inc. - Release of July 29, 2020

	GAAP TO NON-GAAP RECONCILIATION
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating revenues	$568,959	$627,533	$1,161,662	$1,223,650
Operating expenses	516,141	569,091	1,077,778	1,117,189
Operating income	52,818	58,442	83,884	106,461
Total other expense (income)	807	498	1,817	337
Income before income taxes	52,011	57,944	82,067	106,124
Income tax expense	12,879	14,626	19,877	26,720
Net income	$39,132	$43,318	$62,190	$79,404
Diluted shares outstanding	69,435	69,893	69,531	70,229
Diluted earnings per share	$0.56	$0.62	$0.89	$1.13

Adjusted for:
Operating expenses	516,141	569,091	1,077,778	1,117,189
Insurance and claims (1)	(1,198)	(767)	(2,396)	(1,917)
Depreciation (2)	(3,679)	—	(8,693)	—
Adjusted operating expenses	511,264	568,324	1,066,689	1,115,272
Adjusted operating income (3)	57,695	59,209	94,973	108,378
Total other expense (income)	807	498	1,817	337
Adjusted income before income taxes	56,888	58,711	93,156	108,041
Adjusted income tax expense	14,123	14,820	22,705	27,204
Adjusted net income (3)	$42,765	$43,891	$70,451	$80,837
Diluted shares outstanding	69,435	69,893	69,531	70,229
Adjusted diluted earnings per share (3)	$0.62	$0.63	$1.01	$1.15

(1) During second quarter 2020 and 2019, we accrued pre-tax insurance and claims expense for interest related to a previously disclosed excess adverse jury verdict rendered on May 17, 2018 in a lawsuit arising from a December 2014 accident. The Company is appealing this verdict. Additional information about the accident was included in our Current Report on Form 8-K dated May 17, 2018. Under our insurance policies in effect on the date of this accident, our maximum liability for this accident is $10.0 million (plus pre-judgment and post-judgment interest) with premium-based insurance coverage that exceeds the jury verdict amount. Interest is accrued at $0.4 million per month until such time as the outcome of our appeal is finalized excluding the months of June and July 2019 where the plaintiffs requested an extension of time to respond to our appeal. Management believes excluding the effect of this item provides a more useful comparison of our performance from period to period. This item is included in the Truckload Transportation Services segment in our Segment Information table.

(2) During first quarter 2020, we changed the estimated life of certain trucks currently expected to be sold in 2020 to more rapidly depreciate these trucks to their estimated residual values due to the weak used truck market. These trucks will continue to depreciate at the same higher rate per truck until the trucks are sold.  Management believes excluding the effect of this unusual and infrequent item provides a more useful comparison of our performance from period to period.  This item is included in the Truckload Transportation Services segment in our Segment Information table.

(3) Our definition of the non-GAAP measures adjusted operating income, adjusted net income and adjusted diluted earnings per share begins with (a) operating expenses, the most comparable GAAP measure. We subtract the insurance and claims jury verdict interest accrual and the additional depreciation expense from (a) to arrive at adjusted operating expenses, which we subtract from operating revenues to arrive at (b) adjusted operating income. We subtract (c) total other expense (income) from (b) adjusted operating income to arrive at (d) adjusted income before income taxes. We calculate adjusted income tax expense by applying the incremental income tax rate excluding discrete items to the net pre-tax adjustments and adding this additional income tax to GAAP income tax expense. We then subtract adjusted income tax expense from adjusted income before income taxes to arrive at adjusted net income. The adjusted net income is divided by the diluted shares outstanding to calculate the adjusted diluted earnings per share.

Werner Enterprises, Inc. - Release of July 29, 2020

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues
Truckload Transportation Services	$445,053	$479,959	$909,916	$942,850
Werner Logistics	110,163	130,883	222,327	248,253
Other (1)	13,315	16,096	28,383	31,568
Corporate	442	629	1,061	1,218
Subtotal	568,973	627,567	1,161,687	1,223,889
Inter-segment eliminations (2)	(14)	(34)	(25)	(239)
Total	$568,959	$627,533	$1,161,662	$1,223,650

Operating Income
Truckload Transportation Services	$51,225	$51,665	$80,314	$94,618
Werner Logistics	3,139	5,182	4,224	9,893
Other (1)	(534)	2,293	2,366	3,472
Corporate	(1,012)	(698)	(3,020)	(1,522)
Total	$52,818	$58,442	$83,884	$106,461
`

(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities.
(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Chg	2020	2019	% Chg
Truckload Transportation Services segment
Average tractors in service	7,762	7,937	(2.2)%	7,812	7,912	(1.3)%
Average revenues per tractor per week (1)	$4,032	$3,988	1.1%	$4,017	$3,934	2.1%
Total tractors (at quarter end)
Company	7,165	7,350	(2.5)%	7,165	7,350	(2.5)%
Independent contractor	485	585	(17.1)%	485	585	(17.1)%
Total tractors	7,650	7,935	(3.6)%	7,650	7,935	(3.6)%
Total trailers (at quarter end)	21,820	23,235	(6.1)%	21,820	23,235	(6.1)%

One-Way Truckload
Trucking revenues, net of fuel surcharge (in 000’s)	$167,984	$184,279	(8.8)%	$345,833	$364,413	(5.1)%
Average tractors in service	3,149	3,379	(6.8)%	3,210	3,368	(4.7)%
Total tractors (at quarter end)	3,115	3,355	(7.2)%	3,115	3,355	(7.2)%
Average percentage of empty miles	13.01%	12.18%	6.8%	12.41%	11.90%	4.3%
Average revenues per tractor per week (1)	$4,103	$4,195	(2.2)%	$4,143	$4,161	(0.4)%
Average % change YOY in revenues per total mile (1)	(1.9)%	(2.7)%		(2.7)%	1.8%
Average % change YOY in total miles per tractor per week	(0.3)%	(3.4)%		2.3%	(3.4)%
Average completed trip length in miles (loaded)	813	834	(2.5)%	838	844	(0.7)%

Dedicated
Trucking revenues, net of fuel surcharge (in 000’s)	$238,850	$227,181	5.1%	$470,099	$444,738	5.7%
Average tractors in service	4,613	4,558	1.2%	4,602	4,544	1.3%
Total tractors (at quarter end)	4,535	4,580	(1.0)%	4,535	4,580	(1.0)%
Average revenues per tractor per week (1)	$3,983	$3,833	3.9%	$3,928	$3,764	4.4%

Werner Logistics segment
Average tractors in service	31	37	(16.2)%	32	38	(15.8)%
Total tractors (at quarter end)	30	35	(14.3)%	30	35	(14.3)%
Total trailers (at quarter end)	1,635	1,670	(2.1)%	1,635	1,670	(2.1)%

(1) Net of fuel surcharge revenues

Werner Enterprises, Inc. - Release of July 29, 2020

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Capital expenditures, net	$88,769	$78,989	$107,609	$162,353
Cash flow from operations	153,966	81,567	287,342	220,336
Return on assets (annualized)	7.5%	8.2%	5.9%	7.5%
Return on equity (annualized)	14.0%	15.0%	11.1%	13.2%

Werner Enterprises, Inc. - Release of July 29, 2020

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	June 30, 2020	December 31, 2019
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$65,389	$26,418
Accounts receivable, trade, less allowance of $8,720 and $7,921, respectively	299,383	322,846
Other receivables	24,060	52,221
Inventories and supplies	8,713	9,243
Prepaid taxes, licenses and permits	7,900	16,757
Other current assets	26,142	38,849
Total current assets	431,587	466,334

Property and equipment	2,368,543	2,343,536
Less – accumulated depreciation	868,379	817,260
Property and equipment, net	1,500,164	1,526,276

Other non-current assets (1)	147,962	151,254
Total assets	$2,079,713	$2,143,864

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$84,263	$94,634
Current portion of long-term debt	—	75,000
Insurance and claims accruals	80,857	69,810
Accrued payroll	42,199	38,347
Income taxes payable	15,706	—
Other current liabilities	26,598	31,049
Total current liabilities	249,623	308,840

Long-term debt, net of current portion	175,000	225,000
Other long-term liabilities	39,338	21,129
Insurance and claims accruals, net of current portion (1)	234,819	228,218
Deferred income taxes	244,545	249,669

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 69,097,033 and 69,244,525 shares outstanding, respectively	805	805
Paid-in capital	111,634	112,649
Retained earnings	1,344,361	1,294,608
Accumulated other comprehensive loss	(29,912)	(14,728)
Treasury stock, at cost; 11,436,503 and 11,289,011 shares, respectively	(290,500)	(282,326)
Total stockholders’ equity	1,136,388	1,111,008
Total liabilities and stockholders’ equity	$2,079,713	$2,143,864

(1) Under the terms of our insurance policies, we are the primary obligor of the damage award in the previously mentioned adverse jury verdict, and as such, we have recorded a $79.2 million receivable from our third party insurance providers in other non-current assets and a corresponding liability of the same amount in the long-term portion of insurance and claims accruals in the unaudited condensed balance sheets as of June 30, 2020 and December 31, 2019.